UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 10, 2005

RELIANT ENERGY, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-16455	76-0655566
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1000 Main Street Houston, Texas		77002
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (713) 497-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

In this Form 8-K, “we,” “us” and “our” refer to Reliant Energy, Inc. and its subsidiaries.

Item 1.01.  Entry into a Material Definitive Agreement.

On August 10, 2005, the Compensation Committee awarded a total of 3.5 units under our Key Employee Award Program (the “Program”) to two executive officers in recognition of significant increases in their responsibilities after a reorganization of our executive management team in the first quarter of 2005.  The reorganization and the subsequent resignation of another Program participant resulted in the forfeiture of a total of eleven previously granted units under the Program.  We issued the 3.5 units to Mr. Brian Landrum, Senior Vice President, Customer Operations and Information Technology (2 units), and Mr. David Freysinger, Senior Vice President, Generation Operations (1.5 units).  The option component of each unit has an exercise price of $12.625, the average of the high and low price of our common stock on August 10, 2005.  In February 2005, Mr. Landrum assumed, in addition to his then current responsibilities, responsibility for managing our commercial operations and origination activities.  In addition, we appointed Mr. Freysinger as a member of the Reliant Leadership Team, our executive management committee.  As a result of the reorganization, Mr. Landrum and Mr. Freysinger became the executive officers responsible for the management of the activities of our wholesale business segment.

The Compensation Committee approved an amendment to the Program to permit the issuance of the 3.5 units.  In addition, the amendment prohibits the issuance of any additional units or reallocation of any existing units under the Program and clarifies that the Program will terminate on December 31, 2006.

For additional information regarding the Program, see the proxy statement for our 2005 annual meeting of stockholders and the amendment filed as Exhibit 10.1 to this Form 8-K.

Item 9.01.  Financial Statements and Exhibits.

(c)          Exhibits

10.1                           First Amendment to the Key Employee Award Program 2004-2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RELIANT ENERGY, INC.
(Registrant)

Date: August 16, 2005	By:	/s/ Thomas C. Livengood
Thomas C. Livengood
Senior Vice President and Controller

EXHIBIT INDEX

Exhibit
Number	Exhibit Description

10.1	First Amendment to the Key Employee Award Program 2004-2006.